Exhibit 99.1

99 CENTS ONLY STORES(R) REPORTS FIRST QUARTER 2004 RETAIL SALES OF $218.8 MILLION, UP 18.5% OVER FIRST QUARTER 2003.

     CITY OF COMMERCE, CA - April 6, 2004 - 99 Cents Only Stores(R) (NYSE:NDN) reported total sales of $230.1 million for the first quarter ended March 31, 2004, versus guidance of $230 to $235 million. This represents an increase of $33.6 million or 17.1% over sales of $196.4 million during the first quarter of 2003.

     Retail sales for 99 Cents Only Stores were $218.8 million, up $34.1 million or 18.5% from sales of $184.7 million in 2003. The full quarter effect of 2003 new store additions accounted for the majority of this increase.

     Same-store-sales for 99 Cents Only Stores increased 0.2% during the first quarter of 2004, versus guidance of 1 to 2%. Comparable stores sales transactions for were up 2.1% while the average transaction amount was down 2.1% for the first quarter.

     Comparable store sales for the first two months of the quarter were 3.4%. However, comparable store sales in March were down 5.4%. Eric Schiffer, President of the Company said, "While we are very disappointed that March, in particular the last three weeks, proved to be such a challenging month for our comp stores, we are encouraged that the traffic and the number of transactions for the quarter improved as expected.

     The previous two years we have enjoyed strong comps in the first quarter and have benefited from the implementation of POS, expansion of frozen and deli and introduction of milk. We will continue to implement new merchandising efforts, along with our information systems initiatives, which should help increase sales going forward.

     Retail sales for the quarter were negatively impacted by about $1.5 million due to the lack of availability of eggs because of high prices. The effect of this on the first quarter comp sales was approximately 0.7%. Currently, dozen eggs are back in the stores and we are developing a smaller pack size to maintain availability.

     We believe March sales were also unfavorably affected by strong promotional efforts of Southern California grocery stores to draw customers back to their stores when the food workers strike ended in March. First quarter sales were also hurt by lower than planned growth of import merchandise and lower than planned sales in our Houston, Texas stores.

     Our main focus in Texas is to increase sales of our new Houston stores. We are currently developing a specifically tailored merchandising and marketing strategy to be introduced in the second quarter, that we believe over time will increase sales in these stores. Moreover, we believe as our presence and reputation in Texas grows, word of mouth will be a significant force as it has been in our other markets.

     Primarily due to the lower than planned March comparable sales, a slightly lower than planned retail gross margin due to a lower mix of imports, and higher than planned freight costs due to increased fuel prices, earnings guidance is being lowered to $0.18 to $0.19 from our prior guidance of $0.20 to $.21.

      The Company will release earnings on Tuesday April 20, 2004 at 5:30 am Pacific Time. An 8:00 am Pacific Time conference call will follow the earnings release. The call-in number is 206-315-1857 and the replay number is 913-383-5767, pass code 4071."

     During the first quarter of 2004, 99 Cents Only Stores(R) opened ten stores including four in California, 2 in Houston, Texas, and 2 each in our new markets of Dallas, Texas and Tucson, Arizona. One store was forced to close in Southern California due to a public school eminent domain action. Thirteen stores are planned to open in the second quarter, 14 in the third and 11 in the fourth quarter of 2004.

       Gross square footage at the end of the quarter was 4.281 million and ending sellable square footage was 3.372 million.

     Bargain Wholesale sales for the first quarter were $11.3 million compared to $11.7 million in 2003. Bargain Wholesale sales represent 4.8% of first quarter total sales.

     99 Cents Only Stores(R), the nation's oldest existing one-price retailer, operates 198 retail stores, in California, Texas, Arizona and Nevada and a wholesale division called Bargain Wholesale. 99 Cents Only Stores(R) emphasizes name-brand consumables, priced at an excellent value, in attractively merchandised stores.


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     This  press  release  contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements are inherently unreliable and actual results may differ. Factors which could cause actual results to differ materially from these forward-looking statements include, changes in the competitive market place, general economic conditions, factors affecting the retail industry in general, the timing of new store openings, the ability of the company to acquire inventory at favorable costs and other factors discussed in the company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to Editors: 99 Cents Only Stores(R) news releases and information available on the World Wide Web at htpp://www.99only.com

CONTACT: 99 Cents Only Stores(R), City of Commerce, California, Andy Farina, CFO, 323/881-9933

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